Exhibit 10.15

ICX TECHNOLOGIES, INC.

DOMAN OSCAR MCARTHUR EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the 20th day of June, 2005, (the “Effective Date”) by and between ICx Technologies, Inc. (the “Company”), and Doman McArthur (“Employee”).

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Employee will serve as the Senior Vice President Strategic Business Development of the Company. Employee will render such business and professional services in the performance of his duties, consistent with Employee’s position within the Company, as shall be assigned to him by the Company’s President or Chief Executive Officer (collectively, the “Managers”), including without limitation advising the Company or any other company that is affiliated with the Company or with which the Company has a consulting, management or similar agreement (each, an “Outside Company”). The Managers of the Company shall in their sole discretion, have the right at any time to remove the Employee from his position as Senior Vice President Strategic Business Development of the Company and in such event the Managers shall, after consultation with the Employee, determine the Employee’s new title and responsibilities and to whom the Employee will report; provided, further, that in the event of any such changes, Employee’s compensation and benefits shall remain unchanged and that the Employee’s position shall be at the management level, subject to the right under this Agreement of the Employee or the Company to terminate Employee’s employment at any time. If the Employee is elected or appointed to be a director or officer of the Company or any subsidiary of the Company (“Subsidiary”) during the term of this Agreement, he shall serve in such capacity or capacities without additional compensation. The period of Employee’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Employee will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company or an Outside Company if so requested by the Managers. For the duration of the Employment Term, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the Managers.

2. At-Will Employment. The parties agree that Employee’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Employee understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3. Confidentiality. Employee agrees to execute and comply with the terms and conditions of the ICx Technologies, Inc. AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,

NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT (the “Non-Compete”), a copy of which is attached as Exhibit A and is incorporated by this reference.

4. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Employee as compensation for his services a base salary at the annualized rate of $250,000 (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.

(b) Bonus. Subject to the achievement of certain objectives that the Managers may establish in their discretion, the Employee shall be eligible to receive an annual bonus to be paid in cash or in options to purchase stock of the Company or of an Outside Company (“Bonus”) which Bonus shall be determined by the Managers in their sole discretion. The Company shall have the right to condition the payment of any Bonus on the Employee signing a document reasonably acceptable to the Company pursuant to which the Employee confirms, ratifies and agrees that this Agreement, and the Non-Compete; and all of its provisions are valid and binding and are enforceable against the Employee in accordance with their terms.

(c) Stock Options. The Company shall grant Employee options to purchase 100,000 shares of the Company’s Common Stock (the “Options”). The Options shall have a strike price as determined by SDI at the time of the Options’ issuance, shall have a ten year term from the date of this Agreement and shall be subject to such other terms and conditions as may be adopted by the Company in its discretion in connection with or pursuant to a stock option plan applicable to employees of and/or consultants to the Company. The Options shall be subject to vesting as follows – Options to purchase 2,083 shares shall vest on the last day of each month over a 47 month period beginning on the month in which this Agreement is signed and Options to purchase 2,099 shares shall vest on the last day of the month after such 47 month period. If this Agreement is terminated for any reason, with or without cause by either party, any unvested Options as of the Termination Date shall be forfeited by Employee.

(d) Signing Bonus. The Company shall pay Employee a $20,000 signing bonus (the “Signing Bonus”) to be paid within seven (7) days of the execution of this Agreement by both parties. Employee agrees to repay the Company the Signing Bonus immediately if the Employee terminates his employment with the Company within twelve (12) months following the Effective Date of his Employment.

5. Employee Benefits. During the Employment Term, Employee will be entitled to participate in the employee benefit plans that the Company plans to establish and maintain on the same terms and conditions as other comparable employees of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. Until the Company establishes such benefit plans, the Company shall pay an additional 25% of Employee’s Base Salary as a compensation for such benefits (such additional payments shall include and shall not be in addition to any reimbursement of Employee’s Cobra payments currently paid by Employee, which are $80.00 per month).

6. Vacation. Employee will be entitled to paid vacation of three weeks per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the Employee and the Company.

7. Expenses. The Company will reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

8. Severance. Upon termination of employment for any reason, Employee shall receive payment of (a) his Base Salary, as then in effect, through the date of termination of employment, and (b) all accrued vacation, expense reimbursements and any other benefits (other than severance benefits, except as provided below) due to Employee through the date of termination of employment in accordance with established Company plans and policies or applicable law (the “Accrued Obligations”). In addition, the following will apply:

(a) Involuntary Termination. If the Company terminates Employee’s employment with the Company for reasons other than Cause, death or Disability, then, subject to Employee’s compliance with Section 8(c), Employee shall be entitled to receive:

(i) Accrued Obligations; and

(ii) Continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate, as then in effect, for a period of three (3) months from the date of such termination or until twelve (12) months from the Effective Date, whichever is longer (herein after the “Severance Term”), to be paid periodically in accordance with the Company’s normal payroll policies provided that the Company shall, in its sole discretion, have the right to extend the length of the Severance Term for up to an additional twelve (12) months at its choosing in which case the length of the Noncompete Period, as defined in the Non-Compete, for purposes of Section 10(a) shall be commensurately extended. For the avoidance of doubt, if the Company elects to extend the length of the Severance Term by three months, the length of the Noncompete Period, as defined in the Non-Compete, shall be extended by three months. In the event the Employee accepts other employment or engages in his own business prior to the last date of the Severance Term, the Employee shall forthwith notify the Company.

(b) Voluntary Termination; Termination for Cause. If Employee’s employment with the Company terminates voluntarily by Employee or for Cause by the Company, then Employee will only be eligible for his Accrued Obligations.

(c) Termination by Death or Disability. The Employee’s employment shall automatically terminate upon his death and upon such event, the Employee’s estate shall be entitled to receive the Accrued Obligations. The Employee’s employment shall terminate upon his Disability and upon such event, the Employee shall be entitled to receive the Accrued Obligations.

(d) Conditions to Receive Severance Package. Except for the Accrued Obligations, the severance payments described in this Section 8 will be provided to Employee only if the following conditions are satisfied: (i) Employee complies with all surviving provisions of the Non-

Compete and any other confidentiality or proprietary rights agreement signed by Employee; and (ii) Employee executes and delivers to the Company, and does not revoke, a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that Employee may have against the Company, all Outside Companies, and any Subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Employee’s employment or termination of employment with the Company.

9. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty made by Employee in connection with Employee’s responsibilities as an employee, (ii) Employee’ conviction of, or plea of nolo contendere to, any felony or a misdemeanor involving fraud or dishonesty, (iii) Employee’s gross misconduct, or (iv) Employee’s continued substantial violations of his employment duties after Employee has received a written demand for performance from the Company setting forth the basis for the Company’s belief that Employee has not substantially performed his duties.

(b) Disability. For purposes of this Agreement, “Disability” means Employee being unable to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least three months of any twelve month period. Whether Employee has a Disability will be determined by the Managers based on evidence provided by one or more physicians selected by the Managers.

10. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. The Company shall have the right to assign its rights and obligations under this Agreement to any affiliate of the Company. Any other attempted assignment, transfer, conveyance or other disposition of Employee’s right to compensation or other benefits will be null and void.

11. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

ICx Technologies, Inc.

Attention: Hans Kobler

411 W Putnam Ave, Suite 125

Greenwich, CT, 06830

If to Employee:

Doman McArthur

1170 Tanager Drive

Millersville, MD 21108

12. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

13. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Managers. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

14. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

16. Consent to Jurisdiction, Waiver of Jury Trial. Each of the parties hereby irrevocably and unconditionally consents to the jurisdiction of any federal or state court of Connecticut sitting in Fairfield County and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be litigated exclusively in such Courts. Each of the parties agrees not to commence any legal proceeding related hereto except in such Court. Each of the parties irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding in any such Court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such Court that any such action, suit or proceeding bought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably waives any right it may have to a trial by jury in any such action, suit or proceeding. Each of the parties agrees that the prevailing party in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be entitled to recover its reasonable fees and expenses in connection therewith, including legal fees.

17. Integration. This Agreement, together with the Non-Compete and any similar confidential information agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

18. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

19. Governing Law. This Agreement will be governed by the laws of the State of Connecticut (with the exception of its conflict of laws provisions).

20. Acknowledgment. Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

Exhibit A

ICx Technologies, Inc. AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

SECURITY AND DETECTION INTERNATIONAL, INC.

AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, NON-COMPETITION

AND

INVENTION ASSIGNMENT AGREEMENT

As a condition of my employment with Security and Detection International, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1. At-Will Employment.

I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY THE PRESIDENT OF THE COMPANY. I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE.

2. Confidential Information.

A. Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to fulfill my employment obligations, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

B. Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C. Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Inventions.

A. Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

B. Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

C. Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

D. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

E. Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

4. Conflicting Employment.

I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation or consulting for any direct or indirect remuneration, nor will I engage in any other activities that conflict with my obligations to the Company without the prior written approval of the Board.

5. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section 3.D. In the event of the termination of my employment, I agree to sign and deliver the ‘Termination Certification” attached hereto as Exhibits B.

6. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7. Nonsolicitation. I agree that for a period of twelve (12) months immediately following the termination of my employment relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly hire any employees of the Company or solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity. I also agree that for a period of twelve (12) months immediately following the termination of my employment relationship with the Company for any reason, I will not directly or indirectly solicit, divert or accept business from, or otherwise take away or interfere with, any customer or vendor of the Company, including any person or entity who was a customer or whose business was being pursued by the Company on or prior to the date upon which my employment relationship with the Company terminated.

8. Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit C hereto.

9. Noncompete Agreement.

A. During the term of my employment with the Company and period of twelve (12) months immediately following the termination of my employment relationship with the Company for any reason or any other amount of time as determined by the Company in accordance with the terms of my Employment Agreement thereafter (the “Noncompete Period”), I will not, directly or indirectly, for myself or any third party other than on behalf of the Company, without the prior written consent of the Company:

(1) engage in the “Geographic Area” (as defined below) as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, or otherwise of;

(2) have any ownership interest (except for passive ownership of one percent (1%) or less) in any entity whose securities have been registered under the Securities Act of 1933 or Section 12 of the Securities Exchange Act of 1934 or the securities laws of any other jurisdiction of the United States; or

(3) participate in the financing, operation, management, or control of, any firm, partnership, corporation, entity, or business that engages or participates in a “competing business purpose.” The term “competing business purpose” shall mean any product or service that at any time during the Noncompete Period competes with a product or service (i) provided by the Company to customers or (ii) that the Company is developing with the goal of providing to customers

B. The “Geographic Area” shall mean anywhere in the world where Company conducts business.

C. The covenants contained in the preceding paragraphs of this section shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent permitted by law and necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this section are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be, to the extent permitted by law, reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

D. I also acknowledge that the limitations of time, geography and scope of activity agreed to in this noncompete agreement are reasonable because, among other things, (i) the Company is engaged in a highly competitive industry, (ii) I will have access to trade secrets and know-how of the Company, (iii) I will be able to obtain suitable and satisfactory employment without violation of this agreement, and (iv) these limitations are necessary to protect the trade secrets, confidential information and goodwill of the Company.

E. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in this section entitled “Noncompete Agreement.” Accordingly, I agree that if I breach any provision of this section, the Company will have available, in addition to any other right or remedy otherwise available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief. I hereby expressly consent to the issuance of such injunction and to the ordering of such specific performance.

10. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

11. Consent to Jurisdiction, Waiver of Jury Trial.

A. Each of the parties hereby irrevocably and unconditionally consents to the jurisdiction of any federal or state court of Connecticut sitting in Fairfield and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be litigated exclusively in such Courts. Each of the parties agrees not to commence any legal proceeding related hereto except in such Court. Each of the parties irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding in any such Court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such Court that any such action, suit or proceeding bought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably waives any right it may have to a trial by jury in any such action, suit or proceeding. Each of the parties agrees that the prevailing party in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be entitled to recover its reasonable fees and expenses in connection therewith, including legal fees.

B. Availability of lnjunctive Relief. BOTH PARTIES AGREE THAT ANY PARTY MAY PETITION A COURT FOR INJUNCTIVE RELIEF AS PERMITTED WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF THE ATWILL EMPLOYMENT, CONFIDENTIAL INFORMATION, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT BETWEEN ME AND THE COMPANY OR ANY OTHER AGREEMENT REGARDING TRADE SECRETS, CONFIDENTIAL INFORMATION, OR NONSOLICITATION. BOTH PARTIES UNDERSTAND THAT ANY BREACH OR THREATENED BREACH OF SUCH AN AGREEMENT WILL CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES WILL NOT PROVIDE AN ADEQUATE REMEDY THEREFOR AND BOTH PARTIES HEREBY CONSENT TO THE ISSUANCE OF AN INJUNCTION. IN THE EVENT EITHER PARTY SEEKS INJUNCTIVE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS FEES.

C. Voluntary Nature of Agreement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

12. General Provisions.

A. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Connecticut. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Connecticut for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

B. Entire Agreement. This Agreement and the employment agreement dated June 20th, 2005 sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President of the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

C. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

D. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The Company shall have the right to assign its rights and obligations under this Agreement to any affiliate.

(signature page follows)

Exhibit B

Security and Detection International, Inc.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Security and Detection International, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s At Will Employment, Confidential Information, Non-Competition, and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the At Will Employment, Confidential Information, Non-Competition, and Invention Assignment, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not hire any employee of the Company and I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

Exhibit C

Security and Detection International, Inc.

It is the policy of Security and Detection International, Inc. (the “Company”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At Will Employment, Confidential Information, Non-Competition, and Invention Assignment elaborates on this principle and is a binding agreement.)

2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company other than an investment of less than 1% of a public company.

7. Borrowing from or lending to employees, customers or suppliers.

8. Acquiring real estate of interest to the Company.

9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11. Making any unlawful agreement with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13. Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.